Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

QSAM Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Fees Previously Paid	Equity	Common stock, par value $0.0001 per share (3)	457(o)	$23,000,000	0.0000927	$2,132.10
	Equity	Warrants to purchase shares of common stock (4)	-	-	0.0000927	-
	Equity	Pre-funded warrants to purchase common stock (5)(6)	-	-	0.0000927	-

	Equity	Shares of common stock issuable upon exercise of pre-funded warrants (7)	457(i)	-	0.0000927	-
	Equity	Underwriter’s warrants to purchase common stock (8)	457(g)	-	0.0000927	-
	Equity	Common stock issuable upon exercise of the Underwriter’s warrants (9)	457(g)	$1,437,500	0.0000927	$133.26
	Equity	Selling shareholders warrants to purchase common stock (10)	457(g)	-	0.0000927	-
Fees to be Paid	Equity	Common stock issuable upon exercise of the selling shareholders warrants (10)	457(g)	$1,559,400	0.0000927	$144.56
	Equity	Shares of common stock issuable upon exercise of warrants (3) (4)	457(o)	$23,000,000	0.0000927	$2,132.10
Total Offering Amounts				$48,996,900	0.0000927	$4,542.02
Total Fees Previously Paid						$2,265.36
Total Fee Offsets						$0
Net Fee Due						$2,276.66

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations, or other similar transactions.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act, as amended, based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant.

(3)	Includes shares of common stock which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments.

(4)	The warrants are offered on one for one basis for every share of common stock offered and sold in the offering. The exercise price of the warrants will equal 125% of the public offering price of the common stock offered hereby.

(5)	The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering (plus the aggregate exercise price of the common stock issuable upon exercise of the pre-funded warrants), and as such the proposed aggregate maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $23,000,000.

(6)	The Registrant may issue pre-funded warrants to purchase shares of common stock in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common stock are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will equal $0.001 per share.

(7)	No additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.

(8)	No registration fee is required pursuant to Rule 457(g) under the Securities Act.

(9)	We have agreed to issue, on the closing date of this offering, warrants to the underwriters in an amount equal to 5% of the aggregate number of common stock and/or pre-funded warrants sold by the Company, including over-allotment, at an exercise price equal to 125% of the public offering price of the common stock offered hereby.

(10)	We have agreed to issue to holders of the Series A preferred stock, on the closing date of this offering, warrants on the same terms as sold in this offering. The exercise price of the warrants will equal 125% of the public offering price of the common stock offered hereby.